SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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                          Date of Report: May 12, 1999

                                  ISRAMCO, INC.
             (Exact name of registrant as specified in its charter)

Delaware                            0-12500                 13-3145265
(State or Other Jurisdiction        Commission File         IRS Employer
of Incorporation)                   Number)                 Identification No.)

               1770 St. James Place, Houston, Texas 7705 Suite 607
                    (Address of Principal Executive Offices)

                                  713-621-3882
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS

     Isramco Inc., as operator of the offshore licenses in Israel, reported that it presented to its participants in the license the following proposals for the oil and exploration work plans in the license areas:

     (i) Offshore drilling of the Yam West 2 well in the Med Yavne license area to a depth of 3,500 meters (approximately 11,483 feet) and a water depth of 750 meters (approximately 2,461 feet). The amount budgeted for the drilling is approximately $21.2 million. The participants approved an AFE in the amount of $21.2 million for drilling and testing the well.

     (ii) Deepening of the Yam 2 well by approximately an additional 300 meters (approximately 984 feet), to a depth of 5,700 meters (approximately 18,702 feet) in a water depth of 93 meters (approximately 305 feet). The drilling site is located in the Yam Ashdod carveout area in the Med Ashdod license area. The amount budgeted for the drilling is approximately $12 million.

     Deepening of the Yam 2 well is subject to the conclusion of an agreement with the Israeli Ministry of Defense, the availability of drilling equipment appropriate for elevated water pressure and temperatures, as well as additional examination of the well head.

     The Company also reported that on May 6, 1999, it signed a drilling contract with an international drilling contractor to drill on the Yam West 2 and an additional optional well. The drilling is estimated to commence in August 1999.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 1999                  Isramco, Inc.

                                            By: /s/ Haim Tsuff

                                            Haim Tsuff
                                            Chairman of the Board

Exhibit           Press Release, dated May 7, 1999